EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, dated December 17, 2009, with respect to the consolidated balance sheets of Tech/Ops Sevcon, Inc. as of September 30, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ investment and cash flows for each of the years then ended, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 ( File No. 333-61229 and File No. 333-104785).

/s/ Caturano and Company, P.C.

Boston, Massachusetts
December 17, 2009